ISSI Announces Second Fiscal Quarter 2012 Results

SAN JOSE, Calif., April 25, 2012 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the second fiscal quarter ended March 31, 2012.

Fiscal Second Quarter Results and Recent Highlights:

  Reported total revenue of $62.5 million;
  Achieved record automotive market revenue, increasing 45 percent over the prior year period;
  Reported GAAP net income of $3.6 million, or $0.12 per diluted share, and non-GAAP net income of $6.1 million, or $0.21 per diluted share;
  Generated $7.4 million in cash flow from operations, ending the quarter with $106.9 million in cash and investments;
  Began sampling 576Mb RLDRAM® 3 memory devices; and
  Announced an SRAM technology licensing agreement with IBM.

Revenue in the second fiscal quarter ended March 31, 2012 was $62.5 million, a decrease of 5.5 percent from $66.2 million in the December 2011 quarter and a decrease of 1.2 percent from the $63.3 million in the March 2011 quarter. Gross margin for the second quarter of fiscal 2012 improved to 33.8 percent, compared to 33.5 percent in the December 2011 quarter and 33.1 percent in the March 2011 quarter.

GAAP net income in the second quarter of fiscal 2012 was $3.6 million, or $0.12 per diluted share, compared to GAAP net income of $3.8 million, or $0.13 per diluted share, in the December 2011 quarter and $5.8 million, or $0.20 per diluted share, in the March 2011 quarter.

Second quarter 2012 non-GAAP net income was $6.1 million, or $0.21 per diluted share, which excludes $1.3 million in stock-based compensation expense, $0.4 million in amortization of intangibles related to acquisitions, and $0.8 million in non-cash income tax expense from the utilization of deferred tax assets. This compares to non-GAAP net income of $6.3 million, or $0.22 per diluted share, in the December 2011 quarter and $7.4 million, or $0.26 per diluted share, in the March 2011 quarter. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

"Our revenue in the March quarter reflected normal seasonality combined with softer demand in the communications and consumer markets. This weakness was partially offset by stronger demand in the automotive and the industrial, medical, and military markets," said Scott Howarth, ISSI's President and CEO. "We continue to focus on solid execution, cash flow generation and securing new design wins for our legacy and new products."

"During the March quarter, we won our first large RLDRAM® 2 design with a major communications customer and began sampling RLDRAM® 3 memory, plus we are seeing many design wins for SRAM. We expect to begin shipping both RLDRAM® 2 and RLDRAM® 3 products in the second half of calendar 2012 then ramping into 2013 along with our high performance SRAM. We believe that our specialty memory focus, expanded product offerings and strong customer relationships have positioned ISSI for sustainable long-term revenue and profit growth."

June Quarter Outlook

ISSI expects total revenue for the June quarter to range between $63.0 and $68.0 million, consisting of SRAM and DRAM revenue of $60.5 million to $65.0 million and analog revenue of $2.5 million to $3.0 million. Gross margin for the June quarter is expected to range between 33 percent and 35 percent. Operating expenses are expected to be between $16.5 million and $17.1 million. The Company expects that its GAAP effective income tax rate in the June quarter will be approximately 30 percent. GAAP net income is expected to be between $0.12 and $0.19 per diluted share, and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, and the amortization of intangibles related to acquisitions, is expected to range between $0.21 and $0.28 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company's second quarter fiscal 2012 financial results. To access ISSI's conference call via telephone, dial 888-437-9357 by 1:20 p.m. Pacific Time. A telephone replay will be available for seven days after the event by dialing 888-203-1112. The participant passcode is 1777497. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP net income for certain periods that exclude the non-cash income tax expense related to the utilization of deferred tax assets, stock based compensation and amortization of intangibles related to acquisitions. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the non-cash income tax expense related to the utilization of deferred tax assets, the impact of stock based compensation, and amortization of intangibles related to acquisitions. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM, and with its acquisition of Si En, the Company also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our focus on solid execution, cash flow generation and securing new design wins, seeing many design wins for SRAM, expecting to begin shipping both RLDRAM® 2 and RLDRAM® 3 products in the second half of calendar 2012 then ramping into 2013 along with our high performance SRAM, our belief that our specialty memory focus, expanded product offerings and strong customer relationships have positioned ISSI for sustainable long-term revenue and profit growth and our outlook for the June 2012 quarter with respect to revenue, SRAM and DRAM revenue, analog revenue, gross margin, operating expenses, effective income tax rate, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place for our products and our customers' products, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2011 and its Form 10-Q for the quarter ended December 31, 2011. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Net sales	$ 62,505	$ 63,257	$ 66,164
Cost of sales	41,384	42,322	43,966
Gross profit	21,121	20,935	22,198

Operating expenses:
Research and development	6,506	6,821	7,601
Selling, general and administrative	9,418	8,612	9,497
Total operating expenses	15,924	15,433	17,098

Operating income	5,197	5,502	5,100
Interest and other income (expense), net	(194)	291	213

Income before income taxes	5,003	5,793	5,313
Provision for income taxes	1,406	35	1,544

Consolidated net income	3,597	5,758	3,769

Net loss attributable to
noncontrolling interests	4	23	21

Net income attributable to ISSI	$ 3,601	$ 5,781	$ 3,790

Basic net income per share	$ 0.13	$ 0.22	$ 0.14
Shares used in basic per share calculation	27,053	26,563	26,638

Diluted net income per share	$ 0.12	$ 0.20	$ 0.13
Shares used in diluted per share calculation	28,913	28,498	28,333

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 5,197	$ 5,502	$ 5,100
Adjustments:
Acquisition related inventory write up	-	230	-
Si En intangible asset amortization and charge	423	251	404
Legal fees related to Si En acquisition	-	105	-
Stock-based compensation expense	1,262	1,097	1,185
Total adjustments	1,685	1,683	1,589
Non-GAAP operating income	$ 6,882	$ 7,185	$ 6,689

Net income attributable to ISSI:
GAAP net income attributable to ISSI	$ 3,601	$ 5,781	$ 3,790
Adjustments:
Acquisition related inventory write up	-	230	-
Si En intangible asset amortization and charge	423	251	404
Legal fees related to Si En acquisition	-	105	-
Stock-based compensation expense	1,262	1,097	1,185
Tax effect of Si En acquisition related items	(66)	(79)	(64)
Tax effect of valuation allowance release	870	-	987
Total adjustments	2,489	1,604	2,512
Non-GAAP net income	$ 6,090	$ 7,385	$ 6,302

Non-GAAP net income per share:
Basic	$ 0.23	$ 0.28	$ 0.24
Diluted	$ 0.21	$ 0.26	$ 0.22

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2012	2011
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 95,384	$ 83,863
Restricted cash	7,010	6,786
Short-term investments	4,481	4,761
Accounts receivable, net	36,844	39,460
Inventories	47,842	56,796
Other current assets	19,340	16,369

Total current assets	210,901	208,035
Property, equipment and leasehold improvements, net	30,129	28,959
Purchased intangible assets, net	10,130	11,081
Goodwill	9,463	9,463
Other assets	37,633	34,449
Total assets	$ 298,256	$ 291,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 30,545	$ 36,395
Accrued compensation and benefits	4,981	6,363
Accrued expenses	8,205	4,711

Total current liabilities	43,731	47,469

Other long-term liabilities	5,145	9,272

Total liabilities	48,876	56,741

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	326,139	321,131
Accumulated deficit	(79,937)	(87,328)
Accumulated comprehensive income (loss)	1,804	(1,252)

Total ISSI stockholders' equity	248,009	232,554

Noncontrolling interest	1,371	2,692

Total stockholders' equity	249,380	235,246
Total liabilities and stockholders' equity	$ 298,256	$ 291,987

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, +1-408-969-6600, ir@issi.com; or Leanne K. Sievers of Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com